Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS ANNOUNCES THE RESIGNATION OF
CHIEF FINANCIAL OFFICER BERNARD J. PITZ

CYPRESS, CA – February 17, 2005 – Leading wireless technology developer Universal Electronics Inc. (UEI; NASDAQ: UEIC) today announced Bernard J. Pitz, chief financial officer, will resign as of March 1, 2005. Pitz will be joining Sybron Dental Specialties as its chief financial officer.

“I would like to thank Bernie for his dedication and valuable contributions to UEI,” stated Paul Arling, the company’s chairman and chief executive officer. “Since Bernie joined the team in the fall of 2003, he has led programs to achieve Sarbanes-Oxley compliance, transformed our accounting and financial reporting processes and built an exceptionally strong team. With his help and leadership we have increased our financial flexibility and we have acquired key technology through both internal and external investments. Throughout his tenure, our cash position grew and we made exceptional progress in our foray into the “connected home.” Bernie has been a great asset to UEI, and we wish him great success in his new position.”

Bernie Pitz stated, “When I joined UEI, our goal was to leverage UEI’s unique intellectual property to create more opportunities in wireless home connectivity. We have expanded our product line, increased our software and patent portfolios and broadened our market opportunity, while driving profitability. It has been a great experience to participate in driving this tremendous progress and financial growth. I am proud of UEI’s solid financial structure, and I am confident the company will continue to grow and succeed.”

About Universal Electronics
 Universal Electronics Inc., based in Southern California, develops firmware and turnkey solutions as well as software designed to enable consumers to wirelessly connect, control and interact with an increasingly complex home environment. The company’s primary markets include original equipment manufacturers (OEMs) in consumer electronics and personal computing, as well as multiple system operators in the cable and satellite subscription broadcasting markets. Over the past 16 years, the company has developed a broad portfolio of patented technologies and the industry’s leading database of home connectivity software that it licenses to its customers, including many leading Fortune 500 companies. In addition, UEI sells its universal wireless control products and other audio/visual accessories through its European headquarters in The Netherlands, and to distributors and retailers in Europe, Asia, Latin America, South Africa and Australia/New Zealand under the One For All® brand name. More information about UEI can be obtained at http://www.uei.com.

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